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                                                                   Exhibit 10.23


                                  AMENDMENT TO


                          SALARY CONTINUATION AGREEMENT



                            JON OUTCALT ("EMPLOYEE")


         THIS Amendment to the Salary Continuation Agreement ("Agreement") is made as of this 21 day of August, 2001 by and between NCS HealthCare, Inc., an Ohio corporation (hereinafter referred to as the "Company"), and the above named Employee.

         WHEREAS, the Board of Directors of the Company (the "Board") previously determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Employee, notwithstanding the possibility, threat, or occurrence of a Change of Control of the Company; and

         WHEREAS, the Board believes it is imperative to provide the Employee with compensation arrangements upon a Change of Control which provide the Employee with individual financial security and which are competitive with those of other corporations; and

         WHEREAS, in order to accomplish these objectives, the Board caused the Company to enter into the Agreement with the Employee dated as of the 29 day of September, 2000; and

         WHEREAS, the Board believes that in order to assure the Employee's full attention and dedication to the Company currently and in the event of any change of control which would involve the bankruptcy or insolvency of the Company, it is necessary to amend certain provisions of the Agreement, including extending the term of the compensation arrangements and amending the definition of Change of Control.

         NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

         1. Section 1.2 shall be amended by the addition of the following new Section 1.2(d):

                  (d) The adjudication of the Company as a debtor or the Company having entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time; the Company's filing of a voluntary petition in bankruptcy or the Company's filing of a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or the


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                           Company's admission (by answer, by default or
                           otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors; or the Company's suffering or permitting to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, which approves a petition seeking its reorganization or appointment of a receiver, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets (any and all of the foregoing shall hereinafter be referred to as an "Insolvency Change of Control").

         2.       Section 3.1 is amended to read as follows:

                  WITHOUT CAUSE. If, at any time prior to the earlier of (i) the date that is twelve (12) months subsequent to the Effective Date, or (ii) the Employee's Normal Retirement Date (the "Salary Continuation Period"), the Company shall terminate the Employee's employment other than for Cause, Disability, or death or if the Employee shall terminate his employment for Good Reason ("Without Cause Termination"):

                  (a) The Company shall continue pay to the Employee in accordance with its normal payroll practices the Employee's base salary at an annual rate equal to the greater of the Employee's (i) highest monthly base salary paid or payable by the Company during the twelve-month period immediately preceding the Effective Date, or (ii) the highest monthly salary paid or payable by the Company at any time from the 90-day period preceding the Effective Date through the Date of Termination (the "Highest Base Salary"), for the shorter of (x) twenty-four (24) months following the Date of Termination, or (y) until the Employee's Normal Retirement Date (the "Salary Continuation Period").

                  (b) For the remainder of the Salary Continuation Period, or such longer period as any plan, program, practice or policy may provide, the Company shall continue to provide health insurance, life insurance and retirement benefits to the Employee and/or the Employee's family at least equal to those which would have been provided to them if the Employee's employment had not been terminated, in accordance with the most favorable plans, practices, programs or policies of the Company and its subsidiaries during the 90-day period immediately preceding the Effective Date or, if more favorable to the Employee, as in effect at any time thereafter with respect to other key employees and their families and for purposes of eligibility for retirement benefits pursuant to such plans, practices, programs and policies, the Employee shall be considered to have remained employed until the end of the Salary Continuation Period and to have retired on the last day of such period. Notwithstanding the foregoing, the Employee shall have no right to participate in any bonus plan of the Company subsequent to the Date of Termination.

         3. Section 3 is amended by the addition of the following new Sections 3.5 at the end thereof:


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                  3.5      WITHOUT CAUSE FOLLOWING INSOLVENCY CHANGE OF CONTROL.

                  (a) Notwithstanding anything herein to the contrary, in the event of an Insolvency Change of Control: (i) if the Employee incurs a Without Cause Termination prior to the earlier of (A) the date that is twenty-four
                           (24) months subsequent to the Effective Date or (B) the Employee's Normal Retirement Date, or (ii) if the Employee incurs a Without Cause termination at any time during the pendency of the case constituting the Insolvency Change of Control, the Company shall pay to the Employee a lump sum amount equal to his "Highest Base Salary" multiplied by twenty-four (24) months (the "Insolvency Salary Continuation Period"). Such lump sum distribution shall be subject to employment and income tax withholding and shall be paid as soon as practicable following the Employee's Date of Termination.

                  (b) For the remainder of the Insolvency Salary Continuation Period, or such longer period as any plan, program, practice or policy may provide, the Company shall continue to provide health insurance, life insurance and retirement benefits to the Employee and/or the Employee's family at least equal to those which would have been provided to them if the Employee's employment had not been terminated, in accordance with the most favorable plans, practices, programs or policies of the Company and its subsidiaries during the 90-day period immediately preceding the Effective Date or, if more favorable to the Employee, as in effect at any time thereafter with respect to other key employees and their families and for purposes of eligibility for retirement benefits pursuant to such plans, practices, programs and policies, the Employee shall be considered to have remained employed until the end of the Insolvency Salary Continuation Period and to have retired on the last day of such period. Notwithstanding the foregoing, the Employee shall have no right to participate in any bonus plan of the Company subsequent to the Date of Termination.

         4.       Section 7 is amended by the addition of the following new
                  Section 7(h) at the end thereof:

                  (h) Payment of salary continuation benefits pursuant to any provision of this Agreement shall not be duplicated under any other provision of this Agreement.

Capitalized terms not defined herein shall have the meanings described to them in the Agreement.

All other provisions of the Agreement shall remain unchanged.



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         IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Amendment to be effective on the day and year first above written.

EMPLOYEE                            NCS HEALTHCARE, INC.


-------------------------           --------------------------------------
Jon Outcalt                         Kevin B. Shaw,
                                    President and Chief Executive Officer





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